SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                                 (Rule 13d-102)

        INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES
  13d-1 (b) (c), AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)

                           QUINTEL COMMUNICATIONS INC.
                                (Name of Issuer)

                                  COMMON STOCK
                         (Title of Class of Securities)

                                   748762-101
                                 (CUSIP Number)

                                November 22, 1999

              ----------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this schedule is filed:
                                [ ] Rule 13d-1(b)
                                [X] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

 The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.748762-101
         -----------------------------------------------------------------------
1. Names of Reporting Persons, S. S. or I. R. S. Identification Nos. of Above Persons
                                                     Jack Silver
         -----------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group (See Instructions)

         (a) N/A

         (b) N/A
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3.       SEC  Use  Only
         -----------------------------------------------------------------------
4.       Citizenship or Place of Organization:  United States of America
         -----------------------------------------------------------------------
         Number of Shares Owned by Each Reporting Person with

5.       Sole Voting Power: 755,000 shares of Common Stock
         -----------------------------------------------------------------------
6.       Shared Voting Power:  N/A
         -----------------------------------------------------------------------
7.       Sole Dispositive Power: 755,000 shares of Common Stock
         -----------------------------------------------------------------------
8.       Shared Dispositive Power:  N/A
         -----------------------------------------------------------------------
9. Aggregate Amount Beneficially Owned by Each Reporting Person: 755,000 shares of Common Stock, without par value
         -----------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain Shares:  N/A
         -----------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row (9): 4.9 %
         -----------------------------------------------------------------------
12.      Type of Reporting Person:  IN
         -----------------------------------------------------------------------

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



Item 1.

         1(a).    Name of Issuer.  Quintel Communications Inc.

         1(b).    Address of Issuer's Principal Executive Offices.

                  One Blue Hill Plaza, P.O. Box 1665, Pearl River, NY 10965

Item 2.

         2(a).    Name of Person Filing.  Jack Silver

         2(b).    Address of Principal Business Office.

                           150 East 58th Street, New York, New York 10155

         2(c).    Citizenship.  United States of America

         2(d).    Title of Class of Securities.  Common Stock.

         2(e).    CUSIP Number.  748762-101

Item 3.  N/A

Item 4.  Ownership.

         (a)      Amount Beneficially Owned: 755,000

         (b)      Percent of Class: 4.9%

         (c)      Number of Shares as to which such person has:

         (i)      Sole power to vote or to direct the vote  755,000

         (ii)     Shared power to vote or to direct  the vote 0 .

         (iii)    Sole power to dispose or to direct the disposition of 755,000

         (iv)     Shared power to dispose or to direct the disposition of 0.

Item 5.  Ownership of Five Percent or Less of a Class.  N/A

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.  N/A

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



Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company. N/A

Item 8.  Identification and Classification of Members of a Group.  N/A

Item 9.  Notice of Dissolution of Group:  N/A

Item 10. Certification:

         (b) The following certification shall be included if the statement is filed pursuant to rule 13d-1(c).

         By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and were not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction have that purpose or effect.

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                    November 22, 1999

                                         ---------------------------------------
                                                        (Date)

                                                         /s/ Jack Silver

                                         ---------------------------------------
                                                        (Signature)

                                                        Jack Silver

                                         ---------------------------------------
                                                        (Name/Title)

         The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of this filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U. S. C. 1001).

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